Exhibit 99.1

News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, New York 13214
For further information, please contact:
Scott A. Kingsley, E.V.P. and
Chief Financial Officer
Office: (315) 445-3121
Fax: (315) 445-7347
For Immediate Release

COMMUNITY BANK SYSTEM, INC. STRENGTHENS NORTHEAST
PENNSYLVANIA FRANCHISE BY ACQUIRING 8 BRANCHES

Syracuse, NY --- July 24, 2013 --- Community Bank System, Inc. (NYSE: CBU) through its wholly-owned banking subsidiary, Community Bank, N.A. entered into a purchase and assumption agreement to acquire eight (8) branch-banking locations across its Northeast Pennsylvania markets from Bank of America, N.A..  Under the terms of the agreement, Community Bank will acquire approximately $369 million in deposits at a deposit premium of 2.39 percent.

“We are excited by the opportunity to strengthen Community Bank’s service footprint across our Northeast Pennsylvania market area.” said President and Chief Executive Officer, Mark E. Tryniski.  “This acquisition meaningfully improves our presence and density in Northeast Pennsylvania and provides us with improved operating leverage.  We believe this is a very attractive transaction at an opportune time in the interest rate cycle and will be additive to shareholder value through expected earnings accretion in 2014.”

There will be no changes to customer accounts prior to the transaction closing.  Customers of the acquired branches need not take any action at this time, and will be receiving information regarding the transfer of accounts over the next few months.  Community Bank expects to retain all of the current customer service personnel at the acquired branches.

“Our team will be working closely with employees of Bank of America to ensure a smooth transition which we expect will be virtually seamless for customers,” said Mr. Tryniski.  “We believe that our new customers will be very pleased with our strong focus on service and our comprehensive product line.”

Branches to be acquired include five (5) branches in Luzerne County, one (1) in Lackawanna County and two (2) in Carbon County.  The transaction is expected to close during the fourth quarter of 2013, subject to regulatory review and approval.

The Company previously announced that it will rebrand its First Liberty Bank and Trust operations in Northeastern Pennsylvania to Community Bank, N.A.  This changeover is targeted to be complete by early September 2013.

RBC Capital Markets acted as exclusive financial advisor to Community Bank System, Inc.

Conference Call Scheduled

Community Bank System’s management team will discuss the transaction during its second quarter earnings conference call scheduled for Wednesday, July 24, 2013 at 11:00 a.m. Eastern Time.  The conference call can be accessed at 1-877-551-8082 (1-904-520-5770) if outside United States and Canada).  An audio recording will be available one hour after the call until September 30, 2013, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2985411.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=94759.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has more than $7.0 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm.  For more information, visit: www.communitybankna.com.

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